Exhibit 99.1

CONTACTS:	James Winschel, Senior Vice-President and Chief Financial Officer Jill Baker, Vice President of Investor Relations (781) 434-4118
PAREXEL REPORTS FIRST QUARTER FY 2006 FINANCIAL RESULTS
— Achieves record backlog of $782 million -
Boston, MA, October 19, 2005 – PAREXEL International Corporation (Nasdaq: PRXL) today announced its financial results for the first quarter of Fiscal Year 2006 ended September 30, 2005.
For the three months ended September 30, 2005, PAREXEL’s consolidated service revenue increased 6.1% to $138.4 million compared with $130.4 million in the prior year period. The Company reported operating income of $5.0 million, versus operating income of $8.5 million in the comparable quarter of the prior year and net income for the quarter of $3.3 million, or earnings of $0.13 per diluted share, compared with net income of $5.7 million, or $0.21 per diluted share, for the quarter ended September 30, 2004. The Company recorded a special charge of $1.6 million in conjunction with the buy-back of the Perceptive minority interest, which was partly offset by a $0.7 million net reduction to the restructuring reserve. Effective with these results, the Company has implemented SFAS 123(R), “Share-Based Payment” which requires that all share-based payments to employees be recognized in the income statement based on their fair values. The first quarter pre-tax impact of SFAS 123(R) was approximately $0.6 million, or one cent per share. It should be noted that the Q1 FY 2005 results do not include the impact of share-based payments.
Although the Company is currently projecting a full-year tax rate of approximately 42.0%, calculations under Financial Interpretation (FIN) No. 18, “Accounting for Income Taxes in Interim Periods – an interpretation of APB Opinion No. 28”, have required the Company to utilize a 50.9% tax rate in the first quarter, and possibly second quarter, of FY 2006 primarily as a result of the profile of projected U.S. losses over the course of the year. Assuming our current financial projections are realized, the Company anticipates that the tax rate in the second half of the year will be lower, resulting in a full-year tax rate of approximately 42.0%.
On a proforma basis, excluding the net effect of $0.9 million in special charges and restructuring reserve adjustments noted above, operating income for the first quarter of Fiscal 2006 was $5.9 million, and excluding the associated impact on taxes of $0.1 million as well as the aforementioned items, net income was $4.1 million, and earnings per diluted share were $0.16. A reconciliation of Generally Accepted Accounting Principles (GAAP) results with proforma results may be found in the attached financial tables.
On a segment basis, consolidated service revenue for the first quarter of Fiscal 2006 was $99.4 million in Clinical Research Services, $26.7 million in PAREXEL Consulting and Marketing Services, and $12.3 million in Perceptive Informatics, Inc.
As of June 30, 2005, PAREXEL’s backlog totaled $732.2 million. Adding the September quarter’s gross new business wins of $207.4 million to that amount, then subtracting $138.4 million in current quarter service revenue and $19.7 million in cancellations, left the Company with a record backlog of $781.5 million as of September 30, 2005. The backlog increased 20.6% year-over-year, and 6.7% sequentially.
Mr. Josef H. von Rickenbach, PAREXEL’s Chairman and Chief Executive Officer stated, “First quarter revenue and earnings per share were in line with our expectations, and the double digit year-over-year revenue growth in both Clinical Research Services and Perceptive Informatics is very encouraging. While the PAREXEL Consulting and Medical Marketing Services segment does not yet have the traction it needs to have, I believe that the new leadership we now have in place will begin to move this business in the right direction during the course of Fiscal 2006. Furthermore, total company net new business wins were good, and should provide us with the foundation we need to achieve our goals.”
The Company issued forward-looking guidance for the second quarter of Fiscal 2006 (ending December 31, 2005), and for Fiscal 2006. For the second quarter, the Company anticipates reporting consolidated service revenue in the range of $142 to $147 million and earnings per diluted share in the range of $0.15 to $0.18. For Fiscal 2006, consolidated service revenue is expected to be in the range of $590 to $610 million (using current exchange rates), GAAP earnings per diluted share are projected to be in the range of $0.77 to $0.87, and proforma earnings per diluted share are projected to be in the range of $0.80 to $0.90, excluding the $0.9 million in charges and $0.1 million in associated tax benefits, or $0.03 per share. Previously issued guidance was for FY 2006 revenue of between $590 to $615 million, and GAAP earnings per diluted share of $0.78 to $0.92. The earnings per share estimates include the impact of recording stock-based compensation expense under new accounting standards for currently unvested options, which is currently estimated to be $0.06 per share for Fiscal 2006.
The Company believes that presenting the proforma information contained in the financial tables and in this press release assists investors and others in gaining a better understanding of its core operating results and future prospects, especially when comparing such results to previous periods or forecasted guidance. Management uses this proforma information, in addition to the GAAP information, as the basis for measuring the Company’s core operating performance and comparing such performance to that of prior periods and to the performance of its competitors. Such measures are also used by management in its financial and operating decision-making. Proforma information is not meant to be considered superior to or a substitute for the Company’s results of operations prepared in accordance with GAAP.
A conference call to discuss PAREXEL’s first quarter earnings, business, and financial outlook will begin at 10 a.m. ET Thursday, October 20th and will be broadcast live over the internet via webcast. The webcast may be accessed in the “Webcasts” portion of the Investor Relations section of the Company’s website at http://www.parexel.com. Users should follow the instructions provided to assure that the necessary audio applications are downloaded and installed. A replay of this webcast will be archived on the website approximately two hours after the call and will continue to be accessible for approximately one year following the live event. To participate via telephone, dial 612-332-0932 and ask to join the PAREXEL quarterly conference call.
PAREXEL is one of the largest biopharmaceutical outsourcing organizations in the world, providing a broad range of knowledge-based contract research, medical marketing and consulting services to the worldwide pharmaceutical, biotechnology and medical device industries. With a commitment to providing solutions that expedite time-to-market and peak market penetration, PAREXEL has developed significant expertise in clinical trials management, data management, biostatistical analysis, medical marketing, clinical pharmacology, regulatory and medical consulting, industry training and publishing and other drug development consulting services. Its information technology subsidiary, Perceptive Informatics, Inc., develops and offers a portfolio of innovative technology-based products and services that facilitate clinical drug development and are designed to decrease time to peak sales. The technology portfolio includes web-based portal solutions and tracking tools, Interactive Voice Response Systems (IVRS), Clinical Trial Management Systems (CTMS), electronic diary and investigator database solutions. Perceptive also offers advanced medical diagnostics services to assess rapidly and objectively the safety and efficacy of new drugs, biologics, and medical devices in clinical trials. PAREXEL’s integrated services, therapeutic area depth and sophisticated information technology, along with its experience in global drug development and product launch services, represent key competitive strengths. Headquartered near Boston, MA, PAREXEL operates in 52 locations throughout 38 countries around the world, and has 5,230 employees.
This release contains “forward-looking” statements regarding future results and events, including, without limitation, statements regarding expected financial results, future growth and customer demand, such as the guidance provided by the Company with respect to the second quarter and Fiscal Year 2006. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes”, “anticipates”, “plans”, “expects”, “intends”, “appears”, “estimates”, “projects”, “targets” and similar expressions are also intended to identify forward-looking statements. The forward-looking statements in this release involve a number of risks and uncertainties. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: actual operating performance; actual expense savings and other operating improvements resulting from recent restructurings; the loss, modification, or delay of contracts which would, among other things, adversely impact the Company’s recognition of revenue included in backlog; the Company’s dependence on certain industries and clients; the Company’s ability to win new business, manage growth and costs, and attract and retain employees; the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses or enter into new lines of business; government regulation of the drug, medical device and biotechnology industry; consolidation within the pharmaceutical industry; competition within the biopharmaceutical services industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations and other international economic, political, and other risks. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s Annual Report on Form 10-K for the Fiscal Year ended June 30, 2005 as filed with the SEC on September 8, 2005, which “Risk Factors” discussion is incorporated by reference in this press release. The forward-looking statements included in this press release represent the Company’s estimates as of the date of this release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release.

PAREXEL is a registered trademark of PAREXEL International Corporation, and Perceptive Informatics is a trademark of Perceptive Informatics, Inc. All other names or marks may be registered trademarks or trademarks of their respective business and are hereby acknowledged.

PAREXEL International Corporation
Consolidated Condensed Statement of Operations
(In thousands, except per share data)

	Unaudited
	For the three months ended September 30,
	2005				2004
	As Reported	Adjustments		Proforma	As Reported

Service revenue	$138,380			$138,380	$130,422
Reimbursement revenue	31,188			31,188	27,175

Total revenue	169,568	—		169,568	157,597

Costs and expenses:
Direct costs	93,623	(519	)(a)	93,104	83,690
Reimbursable out-of-pocket expenses	31,188			31,188	27,175
Selling, general and administrative	34,051	(1,081	)(a)	32,970	31,841
Depreciation and amortization	6,370			6,370	6,410
Restructuring expense (benefit)	(679)	679	(b)	—	—

Income from operations	5,015	921		5,936	8,481

Other income	1,037			1,037	653

Income before income taxes	6,052	921		6,973	9,134

Provision for income taxes	3,078	107		3,185	3,535
Effective tax rate	50.9%			45.7%	38.7%
Minority interest benefit	(344)			(344)	(57)

Net income	$3,318	$814		$4,132	$5,656

Earnings per common share:
Basic	$0.13			$0.16	$0.22
Diluted	$0.13			$0.16	$0.21

Shares used in computing earnings per common share:
Basic	26,419			26,419	26,027
Diluted	26,529			26,529	26,583

	(Preliminary)
	Sept 30,	June 30,	Sept 30,
	2005	2005	2004
Balance Sheet Information

Billed accounts receivable, net	$130,117	$123,779	$107,024
Unbilled accounts receivable, net	89,953	94,108	101,999
Deferred revenue	(134,745)	(132,241)	(132,310)

Net receivables	$85,325	$85,646	$76,713

Cash and marketable securities	$87,973	$88,622	$93,391
Working capital	$121,413	$120,301	$149,319
Total assets	$478,717	$475,736	$487,166
Stockholders’ equity	$211,174	$205,571	$250,910

Quarterly Supplemental Financial Data

Total revenue	$169,568	$178,116	$157,597
Investigator fees	16,980	19,877	13,809

Gross revenue	$186,548	$197,993	$171,406

(a)	Represents a special charge for compensation expense in conjunction with the acquisition of the Perceptive minority interest.

(b)	Represents a $1.2 million reduction to the existing restructuring reserve as a result of changes in assumptions primarily related to facilities sub-leases included in the June 2005 restructuring charge, which was partially offset by $0.5 million in new severance-related restructuring activity.

PAREXEL International Corporation
Segment Information
($ in thousands)

	For the three months ended September 30,
	2005				2004
	As Reported	Adjustments		Proforma	As Reported

Clinical Research Services (CRS)

Service revenue	$99,348			$99,348	$88,837
% of total service revenue	71.8%			71.8%	68.1%
Gross profit	$32,226			$32,226	$31,698
Gross margin % of service revenue	32.4%			32.4%	35.7%

PAREXEL Consulting & Marketing Services (PCMS)

Service revenue	$26,745			$26,745	$32,356
% of total service revenue	19.3%			19.3%	24.8%
Gross profit	$7,979			$7,979	$10,891
Gross margin % of service revenue	29.8%			29.8%	33.7%

Perceptive Informatics, Inc. (PII)

Service revenue	$12,287			$12,287	$9,229
% of total service revenue	8.9%			8.9%	7.1%
Gross profit	$4,552	$519	(a)	$5,071	$4,143
Gross margin % of service revenue	37.0%			41.3%	44.9%

Total service revenue	$138,380			$138,380	$130,422
Total gross profit	$44,757	$519		$45,276	$46,732
Gross margin % of service revenue	32.3%			32.7%	35.8%

(a)	Represents a special charge for compensation expense in conjunction with the acquisition of the Perceptive minority interest.